EXHIBIT 10.37

EXECUTION COPY

ADVISORY AGREEMENT

Mr. Jamie G. Pierson
Chief Financial Officer
YRC Worldwide Inc.
10990 Roe Avenue
Overland Park, Kansas 66211

This letter, entered into as of February 20, 2013, and effective as of February 1, 2013 (the Effective Date), confirms the engagement of MAEVA Group, LLC (MAEVA, we or us) to provide advisory services to YRC Worldwide Inc. and its subsidiaries (collectively, the Company or you). As set forth more fully below, MAEVA will advise the Company with regard to one or more potential value enhancing events, transactions and/or strategic initiatives involving the Company.
1.In addition to the general services identified above, MAEVA and the Company agree that MAEVA will provide financial advisory, analytical, consulting and/or other services on one or more specific transactions, refinancings, investments, restructurings, value enhancing events and/or strategic initiatives involving the Company, its assets and/or obligations (each, a Transaction and, collectively, the Project).  The terms and conditions of this letter shall apply to the Project unless otherwise mutually agreed.
2.In addition to the general services MAEVA will provide to the Company the following services in connection with the Project:

a.
Advise and assist the Company in its analysis and monitoring of the Company's historical, current and projected financial affairs, including as appropriate without limitation, periodic operating reports, analyses of cash receipts and disbursements, analyses of cash flow forecasts, analyses of various asset and liability accounts, and, to the extent applicable, schedules of assets and liabilities and statements of financial affairs, and analyses of potential transactions.

b.	Analyze the Company's business plan and help develop and provide advice with respect to potential transactions available to the Company.

c.	Analyze monthly monitoring reports provided by the Company to effectively evaluate the Company's performance on an ongoing basis.

d.	Assist the Company and its counsel in the negotiation of any and all aspects of any potential transaction.

e.	Attend Company meetings as may be required in the role of advisors to the Company.

f.	Provide other services that are consistent with the Company's needs and as may be requested from time to time, in keeping with the objectives of the Project.

g.
In addition to the services described in paragraphs (a) through (f) above, MAEVA will participate, at your request, in meetings and discussions between the Company, on the one hand, and various stakeholder constituencies and their respective professionals, on the other.

3.MAEVA's services are limited to those provided in this agreement.
4.MAEVA will submit its evaluations and analyses pursuant to this engagement in periodic oral and/or written reports at the Company's request, though written reports will be provided only if appropriate in MAEVA's reasonable judgment. No third party (other than, for the avoidance of doubt, your Board of Directors (the Board) or any committee thereof) shall be entitled to rely on any opinion or advice issued by MAEVA to the Company.
5.In order for us to perform our services hereunder, it will be necessary for our personnel to have access to certain books, records and reports of the Company, and have discussions with its personnel. We understand that we will have reasonable access to the Company's management, records and other data; limited access may restrict our ability to perform our services as described in this letter. Accordingly, we understand that you and your senior management have agreed to cooperate with our personnel, and to make available your personnel and any books, records and other sources from which data can be obtained.
6.The purpose of this engagement is for MAEVA to serve as a financial and strategic advisor to you. In order to provide the appropriate services to you, you will provide such assistance, cooperation and information as MAEVA reasonably requires. Likewise, we agree to make our personnel reasonably available to you and provide such information and status reports as you reasonably request.

7.You recognize and confirm that MAEVA: (a) will use and rely on information available from generally recognized public sources in performing services without having independently verified the same; (b) does not assume responsibility for the accuracy or completeness of such information; and (c) will not make an appraisal of any assets or liabilities of the Company or any of its market competitors.
8.Our reports will encompass only matters that come to our attention in the course of our work that we perceive to be significant in relation to the objectives of our engagement. Because of any time and scope limitations implicit in our engagement and the related limitations on the depth of our analyses and the extent of our verification of information, we may not discover all such matters or perceive their significance. Accordingly, we will not provide assurances in our reports concerning the integrity of the information used in our analyses and on which our findings and advice to you may be based. We are not being requested to perform an audit nor to apply generally accepted auditing standards or procedures. We are entitled, in general, to rely on the accuracy and validity of the data obtained from generally recognized public sources or supplied to us by your employees and representatives. We will not, nor are we under any obligation to, update data submitted to us or review information relating to any topics outside the scope of our engagement hereunder unless you specifically request us to do so.
9.Our work will be performed on a level-of-effort basis that may, under the circumstances of our engagement on a particular Project, cause our advice to be limited in certain respects based upon, among other matters, the extent of sufficient and available data and the opportunity for supporting investigations within available time periods. We agree to keep you apprised of any such limitations.
10.We understand that you have agreed to treat any information received from us, whether orally or in writing, with the utmost confidentiality and, except as provided in this letter, will not publish, distribute or disclose in any manner any information developed by or received from us without our prior or written approval. Such approval shall not be unreasonably withheld, conditioned or delayed. Our approval shall not be required if (a) the information is required to be disclosed by applicable law, regulation or legal process, the order of a court or administrative agency or lawful discovery demand, provided you give us written notice and a reasonable opportunity to obtain confidential treatment thereof, (b) such information is otherwise publicly available through no fault of the Company or its officers, members, managers, employees, contractors, agents, representatives or affiliates (Related Persons), or (c) the information is required to be disclosed by you under federal securities laws or regulations; provided however, that you will use reasonable efforts where possible to obtain our reasonable nonbinding comments on prospective public disclosures involving this engagement. Notwithstanding anything in the foregoing to the contrary, we acknowledge that the existence of this letter may be publicly disclosed by you and that this letter may be filed by you with the SEC, which determination shall be made solely by you after consultation with your counsel.
11.We acknowledge the confidentiality agreement, dated February 4, 2013, between MAEVA and the Company. We agree to treat any and all information received from you, whether orally or in writing, with the utmost confidentiality and, except as provided in the confidentiality agreement, will not disclose in any manner any information received from you (including with regard to any prospective Project) to any party other than our personnel who have a need to know such information in connection with the performance of services under this engagement without your prior written approval, and shall not use any such information for any purpose other than our performance of such services. We and you shall be entitled to enforce the provisions of paragraphs 10 and 11, respectively, by obtaining specific or injunctive relief from a court, without the necessity of posting bond or proving lack of an adequate remedy at law, and without limitation of other remedies that may be available at law or in equity.
12.If access to any of the materials in our possession relating to this engagement is sought by a third party, we will promptly notify you of such action, tender to you our response to such request and cooperate with you concerning our response thereto, including but not limited to cooperation with any application for confidential treatment or a protective order against disclosure of any such information. If we are subpoenaed as the result of any work performed for you in connection with this engagement, you agree that you will compensate us for our time involved and reasonable, out-of-pocket expenses incurred in responding to such a subpoena(s).
13.The initial term of this engagement shall commence on the Effective Date and, subject to paragraph 14(e), shall expire on December 31, 2013 (the Term), unless extended by mutual agreement or unless sooner terminated by you for any reason in your sole discretion upon 30 days' written notice to us and payment of any unpaid Minimum Retainer Fees and Expenses as described in paragraph 14. For the avoidance of doubt, the expiration date does not supersede or truncate the Tail Period as described in paragraph 14(e).
14.As compensation for the services rendered by MAEVA hereunder, you agree as follows:

a.
You shall pay MAEVA a monthly retainer fee of $250,000 (the Retainer Fee) payable in cash, commencing on February 1, 2013 and continuing on the first business day of each calendar month thereafter during the term of this engagement. Notwithstanding the foregoing, in no event shall the aggregate Retainer Fees payable to us hereunder be less than $1,000,000 (Minimum Retainer Fees), notwithstanding any expiration or termination of this engagement.

b.
You will, at all times, maintain a $250,000 deposit (Deposit) with us to cover any unpaid expenses. Any unused Deposit will be returned to you within 60 days after any expiration or termination of this agreement.

c.
You and we agree that we will receive a separate fee (Completion Fee) upon completion of any Transaction set forth in this agreement during the Term, in an amount equal to $5,500,000 in cash (the Completion Fee). It is understood and agreed that no more than one Completion Fee shall become payable under the terms of this agreement.

d.
You shall reimburse us for all reasonable and actual documented out-of-pocket expenses associated with this engagement, including but not limited to any reasonable legal fees and expenses of our attorneys (Expenses), provided that the Expenses shall not exceed $25,000 without your consent.

e.
If a Transaction in connection with which we provide any material services or advice is completed within 12 months after the expiration or termination of this agreement by you other than resulting from our fraud, gross negligence or willful misconduct, or if a binding agreement in connection with such Transaction is executed by you within 12 months after such expiration or termination and such Transaction is completed by you not later than 18 months after such expiration or termination (the Tail Period), upon completion of such Transaction, you shall pay MAEVA the Completion Fee as if such Transaction were completed during our engagement.

15.We confirm that no Related Person of MAEVA has any financial interest or business connection with you (other than Harry J. Wilson's continuing service as a Director and his receipt of Director compensation), and we are aware of no other conflicts in connection with this engagement. We shall, in consultation with you, fully disclose this engagement to the International Brotherhood of Teamsters (Teamsters) and obtain the Teamsters' approval of Mr. Wilson's continued service on the Board during the term of this engagement. We confirm that Mr. Wilson has disclosed to the Board his interest in this engagement.
16.During the term of this engagement, or at any time while in possession of material nonpublic information about you or any Project, neither Mr. Wilson nor any other Related Persons of MAEVA (whether individually or as a member of a group) shall purchase or sell any common stock of the Company or the common stock of any other organization which is the subject of any Project, make any tender offer for the Company's common stock, or solicit any proxy from any voting security holder of the Company, other than the solicitation of proxies by the Board in connection with annual stockholders meetings.
17.This agreement refers to and incorporates the indemnity agreement attached hereto as Schedule A.
18.Neither MAEVA, the Company nor any of their respective assignees or successors shall (a) seek a jury trial in any lawsuit, proceeding, counterclaim or any other action based upon, or arising out of or in connection with the Company's engagement of MAEVA or any services rendered pursuant to such engagement, or (b) seek to consolidate any such action with any other action in which a jury trial cannot be or has not been waived. The provisions of this paragraph have been fully discussed by you and us and these provisions shall be subject to no exceptions. Neither the Company nor MAEVA has agreed with or represented that the provisions of this section will not be fully enforced in all instances.
19.The Company hereby irrevocably and unconditionally (a) submits itself and its properties in any legal action or proceedings relating to the Company's engagement of MAEVA or any services rendered pursuant to such engagement, to the non-exclusive general jurisdiction of the Courts of the State of New York, the Courts of the United States of America for the Southern District of New York, and appellate courts from any thereof; (b) consents that any such action or proceedings may be brought in such courts and waives any objection that it may now or hereafter have the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Company at its address set forth above or at such other address of which MAEVA shall have been notified pursuant hereto; (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this paragraph any special, exemplary or punitive or consequential damages and (f) additionally agrees that under no circumstances shall we be liable for any claims or damages that exceed the aggregate amount of fees paid by the Company to MAEVA pursuant to this engagement, in the absence of our or any of our Related Persons' fraud, gross negligence or willful misconduct.
20.Notwithstanding anything to the contrary contained herein, upon completion and your public disclosure of any Project, we shall have the right to disclose the successful completion of our services on the Project in an advertisement describing our services placed, at our own expense, in financial and other newspapers or otherwise, after review and approval thereof by you, which approval shall not be unreasonably withheld, conditioned or delayed.
21.You and we acknowledge that each had the opportunity to consult with counsel regarding the terms of this agreement, and neither party to this agreement stands in a superior position to the other with respect to the services to be provided hereunder or any transactions contemplated by this agreement.
22.If you terminate this engagement, you will not be responsible for fees that accrue after the date of termination following the 30 day notice period, other than any remaining Minimum Retainer Fees or any amount accrued and payable pursuant to paragraph 14(e) (unless you terminated as a result of our fraud, gross negligence or willful misconduct, in which case you will not be responsible for any fees that accrue after the date of termination following the 30 day notice period, including any Minimum Retainer Fees or any amount otherwise payable pursuant to paragraph 14(e)) and Expenses related to any requirement to testify at any administrative or judicial proceeding related to this engagement or any Project.
23.This agreement and Schedule A hereto (a) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede any other communications, understandings or agreements (both written and oral) between the parties with respect to the subject matter hereof, and (b) may be modified, amended or supplemented only by written agreement between both parties hereto.
24.This letter agreement may be executed in two or more counterparts, both of which together shall be considered a single instrument.
25.In the performance of our services hereunder, we acknowledge that we are an independent contractor and neither we nor our Related Persons shall be deemed employees of the Company.
26.MAEVA shall make no public statement about this engagement or any Project (except as specifically permitted in this agreement) without your consent.
27.Our services hereunder are nonexclusive. You shall have the right to engage other investment bankers, financial advisors, underwriters or other parties in connection with any matter, including any Project covered by this agreement.
28.The Company shall have no obligation to pursue or complete any Project or execute any transaction.

It is our intention to work closely with you and to discuss our engagement regularly. This should facilitate our progress and serve to confirm or modify the scope of our engagement on an ongoing basis.
We look forward to working with you on this matter. Please sign and return a copy of this engagement letter signifying your agreement with the terms and provisions herein. If you have any questions, please call Harry Wilson at (914) 723-1575.
Respectfully submitted,
MAEVA Group, LLC
By: /s/ Harry J. Wilson
Harry J. Wilson
Chairman and Chief Executive Officer

Accepted and Agreed
YRC Worldwide Inc.
By: /s/ Jamie G. Pierson

SCHEDULE A
This Schedule is attached to, and constitutes a material part of, that certain agreement (the Agreement) dated as of February 20, 2013, and effective as of February 1, 2013, between MAEVA Group, LLC (MAEVA) and YRC Worldwide Inc. (the Company). Unless otherwise noted, all capitalized terms used herein shall have the meanings set forth in the Agreement.
As a material part of the consideration for the agreement of MAEVA to furnish its services under the Agreement, the Company agrees (i) to indemnify and hold harmless MAEVA and its affiliates, and their respective past, present and future Related Persons, advisors, subcontractors and controlling persons (each an Indemnified Party), to the fullest extent lawful, from and against any and all losses, claims, damages or liabilities (or actions in respect thereof), joint or several, (A) arising out of or based upon any untrue statement or alleged untrue statement of any material fact contained in the materials or any other information (whether written or oral) supplied to any third party by or on behalf of the Company or the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein not misleading, or (B) any actions taken or omitted to be taken by the Company or an Indemnified Party with the consent of the Company in connection with the Agreement, or otherwise arising out of or relating to MAEVA's engagement under the Agreement, and (ii) to reimburse each Indemnified Party for all reasonable, out-of-pocket expenses (including without limitation the reasonable fees and expenses of counsel) as they are incurred in connection with investigating, preparing, pursuing, defending, settling or compromising any action, suit, dispute, inquiry, investigation or proceeding, pending or threatened, brought by or against any person (including without limitation any shareholder or derivative action), arising out of or relating to the Agreement, or such engagement, transaction or actions; provided, however, that the Company shall not be liable for any loss, claim, damage or liability which is finally judicially determined by a court of competent jurisdiction to have resulted primarily from the fraud, willful misconduct or gross negligence by or of such Indemnified Party.
The Company may assume the defense of any litigation or proceeding in respect of which indemnity may be sought hereunder, including the employment of counsel and experts reasonably satisfactory to MAEVA and the payment of the fees and expenses of such counsel and experts, in which event, except as provided below, the Company shall not be liable for the fees and expenses of any other counsel or expert retained by any Indemnified Party in connection with such litigation or proceeding. In any such litigation or proceeding the defense of which the Company shall have so assumed, any Indemnified Party shall have the right to participate in such litigation or proceeding and to retain its own counsel and experts, but the fees and expenses of such counsel and experts shall be at the expense of such Indemnified Party unless (i) the Company and such Indemnified Party shall have mutually agreed in writing to the retention of such counsel or experts, (ii) the Company shall have failed in a timely manner to assume the defense and employ counsel or experts reasonably satisfactory to MAEVA, in its sole discretion, in such litigation or proceeding, or (iii) the named parties to any such litigation or proceeding (including any impleaded parties) include the Company and such Indemnified Party and representation of the Company and any Indemnified Party by the same counsel or experts would, in the reasonable opinion of MAEVA, be inappropriate due to actual or potential differing interests between the Company and any such Indemnified Party; provided, however, that the Company shall be responsible only for the payment of the reasonable fees and reasonable out-of-pocket expenses of one law firm and one local counsel for all Indemnified Parties. Promptly after receipt by an Indemnified Party of notice of any litigation or proceeding in respect of which indemnity may be sought hereunder, such Indemnified Party shall notify the Company of such litigation or proceeding.
If for any reason the foregoing indemnification or reimbursement is unavailable to any Indemnified Party or insufficient fully to indemnify any such party or to hold it harmless in respect of any losses, claims, damages, liabilities or expenses referred to in such indemnification or reimbursement provisions (in each case other than as a result of fraud, willful misconduct or gross negligence by or of such Indemnified Party), then the Company shall contribute to the amount paid or payable by the Indemnified Party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative benefits received by the Company, on the one hand, and MAEVA, on the other hand, in connection with the matters contemplated by the Agreement. If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law, then the Company shall contribute to such amount paid or payable by any Indemnified Party in such proportion as is appropriate to reflect not only such relative benefits, but also the relative fault of the Company, on the one hand, and such Indemnified Party, on the other hand, in connection therewith, as well as any other relevant equitable considerations. Notwithstanding the foregoing, in no event shall the Indemnified Parties be required to contribute an aggregate amount in excess of the amount of fees actually received by MAEVA from the Company pursuant to the Agreement. Relative benefits to the Company, on the one hand, and MAEVA, on the other hand, shall be deemed to be in the same proportion as (i) the total value paid or received or contemplated to be paid or received by the Company, and its security holders, creditors, and other affiliates, as the case may be, pursuant to the transaction(s) (whether or not consummated) contemplated by the engagement hereunder, bears to (ii) the fees received by MAEVA under the Agreement. Neither the Company nor MAEVA shall settle, compromise or consent to the entry of any judgment in or otherwise seek to terminate any pending or threatened action, suit, dispute, inquiry, investigation or proceeding in respect of which indemnification may be sought hereunder (whether or not an Indemnified Party is an actual or potential party thereto), unless such settlement, compromise, consent or termination contains a release of the Indemnified Parties reasonably satisfactory in form and substance to MAEVA or a release of the Company reasonably satisfactory in form and substance to the Company, as the case may be.
The Company further agrees that neither MAEVA nor any other Indemnified Party shall have any liability (whether direct or indirect and regardless of the legal theory advanced) to the Company or any person or entity asserting claims on behalf of or in light of the Company related to or arising out of MAEVA's engagement under the Agreement, any transaction or proposed transaction, or any actions taken or omitted to be taken by an Indemnified Party or the Company in connection with the Agreement, except for losses, claims, damages or liabilities incurred by the Company which are finally judicially determined by a court of competent jurisdiction to have resulted primarily from the fraud, willful misconduct or gross negligence by or of such Indemnified Party. The indemnity, reimbursement, and other obligations and agreements of the Company set forth herein (i) shall apply to any services provided by MAEVA in connection with this engagement prior to the date hereof and to any modifications of the Agreement, (ii) shall be in addition to any obligation or liability which the Company may otherwise have to any Indemnified Party, (iii) shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Company or any Indemnified Party or any person controlling any of them, and (iv) shall survive the completion of the services described in, and any expiration or termination of the relationship established by, the Agreement.